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                                     EXHIBIT 5.1
                             OPINION REGARDING LEGALITY




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                                        January 26, 1996





          North Lily Mining Company
          1800 Glenarm Place, Suite 210
          Denver, CO 80202

          Gentlemen:

               You have requested my opinion as special counsel for North Lily Mining Company, a Utah corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended, and the Rules and Regulations promulgated thereunder, and the issuance by the Company of up to 450,000 shares of Common Stock issuable pursuant to the terms of a Consulting Agreement dated January 11, 1996, between the Company and A.R. Weber & Associates, Inc., and a Consulting Agreement dated January 19, 1996, between the Company and Mr. Kelly Loder (the "Agreements").

               I have examined the Company's Registration Statement on Form S-8 in the form to be filed with the Securities and Exchange Commission on or about January 30, 1996 (the "Registration Statement"). I further have examined the Articles of Incorporation of the Company as certified by the Secretary of State of the State of Utah , the Bylaws, and the minute books of the Company as a basis for the opinion hereafter expressed.

               Based on the foregoing examination and opinion, I am of the opinion that, upon issuance in the manner described in the Registration Statement, the shares of Common Stock covered by the Registration Statement will be legally issued, fully paid and nonassessable shares of the capital stock of the Company.

               I consent to the filing of this opinion as an exhibit to the Registration Statement.

                                        Very truly yours,


                                        /s/ Fay M. Matsukage
                                        Fay M. Matsukage

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